EXHIBIT 99.1

ASHFORD INC.
THIRD QUARTER CONFERENCE CALL

NOVEMBER 5, 2015, 11:00 am CT
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey, guys. The first question I had was it looked like you generated $9.2 million in income from non-controlling interest, or I guess add back in income from non-controlling interest. It's much higher than we've seen in the past few quarters. Can you give us some color on what was going on there?

Derick Eubanks:	Sure, Ryan. That's the security investment platform.

Participant 1:
Got you. Okay. That's helpful. And then the second question I had was with regards to Remington, I get how the acquisition makes a lot of sense for a lot of reasons. I am wondering, I've heard across the hotel industry that you're seeing some pushback from property owners regarding, I guess, duration of contracts coupled with base fee percentages being - trying to get guys to bring them down from the 3% that they had historically been to lower base fees but higher incentive. So net alignment is stronger, but you don't actually - the base fee's come down a little bit. Have you guys talked with your reeds at all? Are you guys thinking about trying to structure things in a way that further aligns with investors?

Monty Bennett:
There hasn't been any conversations between the platforms regarding that. Those fees are set by contract. And there's a 3% plus a one percentage point incentive fee based upon exceeding established GOP budget for each individual property. But, there hasn't been any discussions about changing that.

Participant 1:	Okay. And if I recall correctly, were those contracts in existence before the announcement of the acquisition, or were new contracts set up with the announcement of the acquisition?

Monty Bennett:
No. Those are the same contract. The original form of those contracts were are negotiated back in 2003 between Remington and Ashford Trust. It's those same management contracts that Remington has today that will be transferred to Ashford Inc. as part of the business combination, or combined with.

Participant 1:	Sure. But surely the duration of the contract in 2003 wasn't set until 2033. I'm assuming the duration obviously had to be modified to some extent?

Monty Bennett:	No. I don't think the durations were modified. They were pretty long term contracts to begin with all kinds of renewal on them. So, nothing has been redone.

Participant 1:	Okay. All right, that's it for me. Thanks, guys.

Monty Bennett:	Thank you, Ryan.

Participant 2:
Thanks, guys for taking a few questions here. Just wanted to get your thoughts on the select platform that you noted. I know (HG) are getting rid of their selected. Are you thinking of actually just taking those over under additional capital? What's the general thoughts on that platform?

Monty Bennett:
The general thought for Ashford Trust is to dispose of those the select service assets over time, and to sell them for cash. That's what it's going to be doing with the first 24 pack up for sale right now. As far as a Ashford Inc. select service platform, whether it is a buyer of some of those assets, it may be when the time comes around me by none of them. But, for that platform at the time to decide. But, there is no plans for Ashford Trust to seed this new platform or anything else. Ashford Trust is supposed to be ((inaudible)) overtime, if that's what you're asking.

Participant 2:
Yes. No, that's helpful. And then you noticed on Remington, I think you said that there's a number of hotels that could come over the current (HT) and (HT) platforms for some organic growth. Can you give us some scale? How many is that for Remington?

Derick Eubanks:
Sure. About maybe a third or more of the assets, maybe 40% of the assets that Trust and Prime own are managed by third parties not by Remington. So that is pretty substantial potential growth for Remington. But let me be clear, is that most of those contracts, the vast majority are locked in and those assets are encumbered. So for those assets specifically to transfer ownership is difficult to do. We have done it, but it's difficult to do. The more likely path is that over time, those encumbered assets and those platforms will be sold and then the assets purchased will be more likely to be Remington managed assets. For example, the 24 select service pack that's being marked and sold I think maybe 20, 21 of them are managed by Marriott and just two or three are managed by Remington. If those proceeds are redeployed in assets, the likelihood is that the vast majority of those will be Remington managed. So, I hope that answered your question.

Participant 2:
Yeah. That's perfect. And just thinking, I guess, in terms of ((inaudible)) Remington earnings. Can you lay it out how you get to that other 40 million in which we get 32? How did you get the growth there?

Derick Eubanks:	Yes. We hope to provide all of that in the proxy. The proxy should be filed in the not too distant future. And if you've got questions around that then please call. We'll be happy to answer them.

Participant 2:
All right. Just this one last thing. I'm looking at the business share in the next few years depending on when you covered with the share price, I think the company ((inaudible)) 15 to $30 million a year. What thoughts have you given to investing that cash as you go forward? What should we expecting, I guess, for the use of the cash flow?

Derick Eubanks:
I think that the first use of it is to consummate this Remington transaction, right? It's got closing cost and it's got this $10 million paid out over time. And then the launching of a select service platform may very well use some capital, which we are keeping an eye on the potential use of it. And then the other growth option beyond that, although we're not talking too much about them because we like to keep ourselves and our investors focused on one thing at a time, and that is closing Remington, getting the select service platform launched, and then some other growth type initiatives. We went to use that capital to accelerate growth. For example, by proceeding a platform that can provide substantial fees back to Ashford Inc.

Participant 2:	Okay. Thanks, guys. Appreciate it.

Derick Eubanks:	Thank you.

END

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